EXHIBIT 10.2

312 Walnut Street |Suite 1800| Cincinnati OH 45202 513-824-3333| fax 513-824-3388 joe.necastro@scrippsnetworks.com

Joseph G. NeCastro

Chief Administrative Officer and

Chief Financial Officer

October 6, 2010

Kenneth W. Lowe

2940 Grandin Lane

Cincinnati, OH 45208

Re: Employment Agreement

Dear Ken:

Your employment agreement with Scripps Networks Interactive, Inc. (the “Company”) dated March 29, 2010 (the “Agreement”), shall be amended by replacing paragraph 11 of the Agreement in its entirety as follows:

11.	Severance Contingent On Release, Waiver and Non-Compete Agreement. If, pursuant to paragraph 1, the Company gives proper notice that it does not intend to employ you beyond the expiration of the Term, and your employment hereunder ends as a result, if you execute and do not later revoke or materially violate the Release, Waiver and Non-Compete Agreement in a form materially similar to the document attached hereto as Exhibit A, you will be entitled to the benefits described in paragraphs 10(d)(i) – (v), except that the first sentence of paragraph 10(d)(i) shall instead read “A lump sum payment equal two times your Annual Salary, as in effect on the date on which your employment terminates.” The Release, Waiver and Non-Compete Agreement must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following termination of your employment (the “Release Date”), or such longer period as required by law. Payment of the benefits described in paragraphs 10(d)(i) and (iii) shall be made within thirty (30) days after the Release Date, but in no event later than March 15 of the calendar year immediately following the calendar year in which your employment terminates.

All other terms and provisions of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

Sincerely yours,

/s/ Joseph G. NeCastro
Joseph G. NeCastro

ACCEPTED AND AGREED:

/s/ Kenneth W. Lowe
Kenneth W. Lowe

Dated: 10-6-2010